NEWSRELEASE
FOR IMMEDIATE RELEASE
November 5, 2009

Contacts:
Analysts Jay Gould Jim Graham	(614) 480-4060 (614) 480-3878	Media Maureen Brown	(614) 480-5512

THE HUNTINGTON NATIONAL BANK ANNOUNCES
RESULTS TO DATE OF ITS OFFER TO PURCHASE FOR CASH
SUBORDINATED BANK NOTES
WITH AGGREGATE PRINCIPAL AMOUNT UP TO $400 MILLION

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com). The Huntington National Bank (“Huntington”) announced the results to date of its offer to purchase subordinated bank notes having an aggregate principal amount up to $400,000,000 (the “Tender Offer”). As of 5:00 p.m., New York City time, on November 4, 2009, Huntington had received tenders of subordinated bank notes having an aggregate principal amount of $369,828,000 as set forth in the table below:

					Total Principal
					Amount Tendered As
			Acceptance Priority	Aggregate Principal	of 5:00 p.m.,
Title of Security	CUSIP Numbers	Maturity Date	Level	Amount Outstanding	November 4, 2009
The Huntington National Bank 5.375% Subordinated Bank Notes Due 2019	44643TAD9	February 28, 2019	1	$150,000,000	$74,284,000
The Huntington National Bank 6.60% Subordinated Bank Notes Due 2018	44643TAA5	June 15, 2018	2(1)	$200,000,000	$74,019,000
The Huntington National Bank 5.50% Subordinated Bank Notes Due 2016	44643TAE7	February 15, 2016	3	$250,000,000	$146,952,000
The Huntington National Bank 4.90% Subordinated Bank Notes Due 2014	44643TAC1	January 15, 2014	4	$200,000,000	$74,573,000

(1) The maximum aggregate principal amount of The Huntington National Bank 6.60% Subordinated Bank Notes Due 2018 to be accepted by Huntington in the Tender Offer will be $150,000,000.

“We are very pleased with the response to date to the tender offer,” said Stephen D. Steinour, chairman, president, and chief executive officer. “Using our excess liquidity to purchase subordinated bank notes represents a high-return use of our funds.”

The Tender Offer was made to registered holders of the above subordinated bank notes on the terms and subject to the conditions set forth in the Offer to Purchase dated October 22, 2009 (the “Offer to Purchase”), and related letter of transmittal. Under the terms of the Offer to Purchase, 5:00 p.m., New York City Time, on November 4, 2009 was the “Early Tender Date.” Holders who tendered their subordinated bank notes prior to the Early Tender Date, and whose subordinated bank notes are accepted for purchase, will receive an early tender premium in addition to the applicable tender offer consideration set forth in the Offer to Purchase and applicable accrued and unpaid interest on the subordinated bank notes, up to, but excluding, the settlement date.

The subordinated bank notes will be purchased in accordance with the acceptance priority level (in numerical priority order) set forth in the table above. If some but not all of an applicable acceptance priority level issue of subordinated bank notes are accepted for purchase, then the securities within that issue will be prorated based on the aggregate principal amount tendered with respect to such issue. Subordinated bank notes in acceptance priority level 1 will not be subject to proration. Completion of the Tender Offer is subject to, and conditioned upon, the satisfaction or, where applicable, waiver of certain conditions set forth in the Offer to Purchase. Huntington may amend the terms of, extend or terminate the Tender Offer at any time.

Under the terms of the Offer to Purchase, Holders have until 11:59 p.m., New York City Time, on Thursday, November 19, 2009, to tender their subordinated bank notes, unless such date is extended or the Tender Offer is earlier terminated with respect to any issue of the subordinated bank notes. Settlement is expected to occur on Monday, November 23, 2009. The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and the letter of transmittal that were sent to registered holders of the subordinated bank notes. Holders are urged to read the Offer to Purchase and the letter of transmittal carefully.

Other Information

Sandler O’Neill & Partners, L.P. is serving as Dealer Manager in connection with the Tender Offer. Global Bondholder Services Corporation is serving as Depositary and Information Agent in connection with the Tender Offer. Persons with questions regarding the Tender Offer should contact Sandler O’Neill & Partners, L.P. at 866-805-4128 (toll free) or 212-466-7807 (collect). Requests for copies of the Offer to Purchase or related letter of transmittal may be directed to Global Bondholder Services Corporation at (866) 387-1500 (toll free) or (212) 430-3774 (collect for banks and brokers).

This news release does not constitute an offer to buy or the solicitation of an offer to sell any securities, and there shall be no purchase of securities of Huntington in any state or jurisdiction in which such an offer, solicitation or purchase would be unlawful. The Tender Offer is being made only pursuant to the Offer to Purchase dated October 22, 2009, and the related letter of transmittal.

Forward-looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors. Additional factors that could cause results to differ materially from those described above can be found in Huntington Bancshares Incorporated’s 2008 Annual Report on Form 10-K, and documents subsequently filed by Huntington Bancshares Incorporated with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

About Huntington

The Huntington National Bank is a full-service commercial and consumer bank. Its sole shareholder, Huntington Bancshares Incorporated, is a $53 billion regional bank holding company headquartered in Columbus, Ohio. Huntington Bancshares Incorporated has more than 143 years of serving the financial needs of its customers. Through its subsidiaries, including its banking subsidiary, The Huntington National Bank, it provides full-service commercial and consumer banking services, mortgage banking services, equipment leasing, investment management, trust services, brokerage services, customized insurance service program, and other financial products and services. Its over 600 banking offices are located in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington Bancshares Incorporated also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. Its Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area. Selected financial service activities are also conducted in other states including: Private Financial Group offices in Florida and Mortgage Banking offices in Maryland and New Jersey. International banking services are available through the headquarters office in Columbus and a limited purpose office located in both the Cayman Islands and Hong Kong.

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